Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

EpicQuest Education Group International Limited:

We hereby consent to the inclusion in the Registration Statements on Form F-3 (file number 333-277859 and 333-264807) and Form S-8 (file numbers 333-258658 and 333-273948) of EpicQuest Education Group International Limited and Subsidiaries (the “Company”) of our report dated January 31, 2025, relating to our audits of the consolidated financial statements which are included in the Company’s Annual Report on Form 20-F for the year ended September 30, 2024, as filed with SEC on January 31, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ ZH CPA, LLC

Denver, Colorado

January 31, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us